Exhibit 8(iii)

                              ACQUISITION AGREEMENT

                                     BETWEEN

                      Genesis Capital Corporation of Nevada

                                       AND

                           Motor Sports on Dirt, Inc.




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                              ACQUISITION AGREEMENT
                                TABLE OF CONTENTS

Purchase and Sale..............................................................2

Purchase Price.................................................................2

Warranties and Representations of Motor and Sellers............................3

Warranties and Representations of Genesis......................................7

Term..........................................................................11

The Genesis Shares............................................................11

Conditions Precedent to Closing...............................................11

Termination...................................................................12

Exhibits......................................................................13

Miscellaneous Provisions......................................................13

Closing.......................................................................13

Post-Closing: Form 10 or Form 10-SB...........................................13

Governing Law.................................................................14

Counterparts..................................................................14

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                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT is made effective this 6th day of April, 1999, by, between and among Genesis Capital Corporation of Nevada, a Nevada corporation ("Genesis"); Motor Sports on Dirt, Inc., a Texas Corporation ("Motor"); and the persons listed on Exhibit "A" attached hereto and made a part hereof, being all of Motor's stockholders now and as of the closing date of this Agreement (the "Sellers").

         WHEREAS, the Sellers own a total of 1,000 shares of Motor's $5.00 par value Common Stock, said shares being one hundred percent (100%) of the issued and outstanding Common Stock of Motor; and

         WHEREAS, the Sellers desire to sell, and Genesis desires to purchase, one hundred percent (100%) of such shares;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

I. Purchase and Sale. The Sellers hereby agree to sell, transfer, assign and convey to Genesis, and Genesis hereby agrees to purchase and acquire from the Sellers, one hundred percent (100%) of Motor's issued and outstanding Common Stock (the "Motor Common Shares"). All parties agree that as a result of such purchase and sale, Genesis will be the surviving corporation, and Motor will be acquired as a wholly-owned subsidiary of Genesis.

II. Purchase Price. The aggregate purchase price to be paid by Genesis for the Motor ----------------- Common Shares shall be ELEVEN MILLION SEVEN HUNDRED NINETY THOUSAND (11,790,000) shares of Genesis' $.001 par value voting Common Stock, (the "Genesis Common Shares"). The Genesis Common Shares will be issued to the individual Sellers listed in Exhibit "A" attached hereto, in the amounts set forth therein. Fractional shares of the Genesis Common Shares shall not be issued; rather, fractional shares (if any) shall be rounded down to the next whole share. Each of the Sellers hereby agree to the terms of this Agreement ( the "Agreement").

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III.     Warranties and Representations of Motor and Sellers. In order to induce
         Genesis to enter into the Agreement and to complete the transaction contemplated hereby, Motor and Sellers warrant and represent to Genesis that:

         A. Organization and Standing. Motor is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is qualified to do business as a foreign corporation in every other state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Attached hereto as Exhibit "B" are true and correct copies of Motor's Certificate of Incorporation, amendments thereto, and all current By laws of Motor. No changes thereto will be made in any of the Exhibit "B" documents before the Closing.

         B. Capitalization. As of the Closing Date, Motor's entire authorized equity capital consists of 1,000,000 shares of voting Common Stock (of which 1,000 shares of voting Common Stock will be issued and outstanding as of the Closing), and 940,000 shares of non-voting preferred stock issued and outstanding as of the closing. Motor represents and warrants that as of the Closing Date, there will be no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or other agreements by which any of the Sellers are bound, calling for the issuance of any additional shares of Common Stock of any other voting or equity security. The Motor Common Shares constitute one hundred percent (100%) of the equity capital of Motor, which includes, inter alia, one hundred percent (100%) of Motor's voting power, right to receive dividends, when, as and if declared and paid, and the right to receive the proceeds of liquidation attributable to Common Stock, if any.

         C. Ownership of the Motor Shares As of the Date hereof, the Sellers are the sole owners of the Motor Common Shares, free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that the Motor Common Shares will not have been registered under the 1933 Securities Act, as amended (the "'33 Act"), or any applicable state securities laws.

         D. Taxes. Motor has filed all federal, state and local income or other tax returns and reports that it is required to file with all govern-mental agencies, wherever situate, and has paid or accrued for payment all taxes as shown on such returns,

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         such that a failure  to file,  pay or accrue  will not have a  material adverse effect on Motor.

         E. Pending Actions. There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Motor, or against the Sellers, that arise out of their operation of Motor, except as described in Exhibit "C" attached hereto. Motor is not in violation of any law, material ordinance or regulation of any kind whatever, including but not limited to laws, rules and regulations governing the sale of its products, the '33 Act, the Securities Exchange Act of 1934, as amended (the "'34 Act"), the Rules and Regulations of the U.S. Securities and Exchange Commission ("SEC"), or the securities laws and regulations of any state.

         F. Governmental Regulation. Motor holds the licenses and registrations set forth on Exhibit "D" hereto from the jurisdictions set forth therein, which licenses and registrations are all of the licenses and registrations necessary to permit Motor to conduct its current business. All of such licenses and registrations are in full force and effect, and there are no proceedings, hearings or other actions pending that may affect the validity or continuation of any of them. No approval of any other trade or professional association or agency of government other than as set forth on Exhibit "D" is required for any of the transactions effected by the Agreement, and the completion of the transactions contemplated by the Agreement will not, in and of themselves, affect or jeopardize the validity or continuation of any of them.

         G. Ownership of Assets. Except as set forth in Exhibit "E," Motor has good, marketable title, without any liens or encumbrances of any nature whatever, to all of the following, if any: its assets, properties and rights of every type and description, including, without limitation, all cash on hand and in banks, certificates of deposit, stocks, bonds, and other securities, good will, customer lists, its corporate name and all variants thereof, trademarks and trade names, copyrights and interests thereunder, licenses and registrations, pending licenses and permits and applications therefor, inventions, processes, know-how, trade secrets, real estate and interests therein and improvements thereto, machinery, equipment, vehicles, notes and accounts receivable, fixtures, rights under agreements and leases, franchises, all rights and claims under insurance policies and other contracts of whatever nature, rights in funds of whatever nature, books and records, and all other property and rights of every kind and nature owned or

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         held by Motor as of this date,  and will continue to hold such title on and after the completion of the transactions contemplated by the Agreement; nor, except in the ordinary course of its business, has Motor disposed of any such asset since the date of the most recent balance sheet described in Section III (O) of the Agreement.

         H. No Interest in Suppliers, Customers, Landlords or Competitors. Neither the Sellers nor any member of their families have any interest of any nature whatever in any supplier, customer, landlord or competitor of Motor.

         I. No Debt Owed by Motor to Sellers. Except as set forth in Exhibit "F" Motor does not owe any money, securities, or property to the Sellers or to any member of the Seller's family, or to any company controlled by the Sellers or their families, directly or indirectly. To the extent that Motor may have any undisclosed liability to pay any sum or property to any such person or entity, or any member of their families, such liability is hereby forever irrevocably released and discharged.

         J. Corporate Records. All of Motor's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records of Motor are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

         K. No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule or document attached hereto or presented to Genesis in connection herewith, contains any materially misleading statement, or omits any statement of fact necessary to make the other statements or facts herein set forth not materially misleading.

         L. Validity of the Agreement. All corporate and other proceedings required to be taken by the Sellers and by Motor in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by the Sellers and by Motor, and constitutes the valid and binding obligation of each of them, except to the extent limited by applicable laws relating to or affecting generally the enforcement of creditors' rights. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate,

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         Motor's  Certificate of Incorporation  or document of undertaking,  nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by Motor can continue to be so conducted after completion of the
         transaction   contemplated   hereby,   with  Motor  as  a  wholly-owned
         subsidiary of Genesis.

         M. Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Genesis according to their terms, except to the extent limited by applicable laws relating to or affecting generally the enforcement of creditors' rights, and that at the time of such execution and delivery, Genesis will have acquired title in and to the Motor Common Shares free and clear of all claims, liens and encumbrances.

         N. Access to Books and Records. Genesis will have full and free access to Motor's books and records during the course of this transaction prior to Closing, during regular business hours.

         O. Motor's Financial Statements. Motor's Balance Sheet as of March 31, 1999, attached hereto as Exhibit "G," accurately describes Motor's financial position as of the dates thereof. Within 90 days after the Closing, Motor will provide Genesis with audited financial statements for the necessary periods to file a Form 10 or Form 10SB. These financial statements shall be prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (or as permitted by regulation S-X, S-B and/or the rules promulgated under the '33 Act and the '34 Act and audited by independent certified public accountants with substantial SEC experience.)

         P. Corporate Summary. Motor's Corporate Summary, attached hereto as Exhibit "H," accurately describes Motor's business, assets, proposed operations and management as of the date thereof; since the date of the Corporate Summary, there has been no material change in the Business Plan.

IV. Warranties and Representations of Genesis. In order to induce the Sellers and Motor to enter into the Agreement and to complete the transaction contemplated hereby, Genesis warrants and represents to Motor and Sellers that:


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         A. Organization and Standing.  Genesis is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

         B. Capitalization Genesis's entire authorized equity capital consists of 50,000,000 shares of voting Common Stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. Upon Closing, Genesis will have approximately 13,102,677 shares of Common Stock, $.001 par value, issued and outstanding, which will include all shares issued to Consultants as fees. Genesis will also have approximately 952,000 shares of preferred stock issued and outstanding as of the Closing date. Upon issuance, all of the Genesis Common Stock will be validly issued, fully paid and non-assessable. The relative rights and preferences of Genesis's equity securities are set forth in the Articles of Incorporation, as amended, and Genesis's By-Laws (Exhibit "I" hereto). The ByLaws of Genesis provide that a simple majority of the shares voting at a stockholders' meeting at which a quorum is present may elect all of the directors of Genesis. Cumulative voting is not provided for by the By-Laws or Articles of Incorporation of Genesis. Accordingly, as of the Closing, the 11,790,000 shares being issued to and acquired by the Sellers will constitute approximately ninety percent (90%) of the Common Shares of Genesis then issued and outstanding, which includes, inter alia, that same percentage of Genesis's voting power, right to receive dividends (when, as, and if declared and paid), and the right to receive the proceeds of liquidation attributable to Common Stock, if any.

         C. Ownership of Shares. By Genesis's issuance of the Genesis Common Shares to the Sellers pursuant to the Agreement, the Sellers will thereby acquire good, absolute marketable title thereto, free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that such Genesis shares will not have been registered under the '33 Act.

         D.  Significant Agreements.   Genesis is not and will not at Closing be
         bound by any of the following, unless specifically listed in Exhibit "J" hereto:

              1.  Employment, advisory, or consulting contract;


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              2. Plan providing for employee benefits of any nature;

              3. Lease with respect to any property or equipment;

              4. Contract for any future expenditure in excess of $100;

              5. Contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, firm or organization;

              6. Contract, agreement, understanding, commitment or arrangement, other than in the normal course of business, not fully disclosed or set forth in the Agreement;

              7. Agreement with any person relating to the dividend, purchase or sale of securities, which has not been settled by the delivery or payment of such securities when due, and which remains unsettled on the date of the Agreement.

         E. Taxes. Genesis will file all federal, state and local income or other tax returns and reports that it is required to file with all governmental agencies, wherever situate, except for its federal tax return, which was due in September of 1998. Genesis estimates that there are approximately $36,000 in unpaid ad valorem taxes within the State of Texas. Genesis hereby discloses that it ha been sued by the City of Fort Worth and Tarrant County, Texas for the above-mentioned taxes.

         F. Liabilities. At and as of the Closing Date, Genesis will have a total of approximately $586,000 in liabilities, exclusive of the costs (including legal and accounting fees and other expenses) relating to this transaction. This $586,000 amount includes the $36,000 in ad valorem taxes previously disclosed, $250,000 in debt for the repurchase of 600,000 shares of Genesis' preferred stock, and $300,000 for consulting and merger/acquisition services. From Genesis' sale of 1,000,000 shares of common stock to Erie Holdings, Ltd, $100,000 will be paid out to satisfy outstanding debts of Genesis, which will reduce Genesis' outstanding debts to approximately 486,000.

         G.  No  Pending  Actions.    There  are  no  legal  actions,  lawsuits,
         proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Genesis, or against any of Genesis's officers or directors and arising out

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         of their operation of Genesis,  except a judgment  obligation  (arising from a bankruptcy trustee's lawsuit) for Genesis to deliver 100 post-reverse shares of Common Stock. Genesis has been in compliance with, and has not received notice of violation of any law, ordinance of regulation to any kind whatever, including, but not limited to, the '33 Act, the '34 Act, the Rules and Regulations of the SEC or the Securities Laws and Regulations of any state. Genesis is not now and never has been required to file reports under the '33 Act or the '34 Act.

         H. Corporate Records. All of Genesis's books and records, including without limitation, its book of account, corporate records, minute book, stock certificate books and other records are complete and reflect accurately and fairly the conduct of its business in all respects since the date Reginald Davis became President of Genesis. All of said books and records will be delivered to Genesis' new management at the Closing.

         I. No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule or document attached hereto or presented to Motor's counsel in connection herewith contains any materially misleading statement, or omits any fact or statement necessary to make the other statements of fact therein set forth not materially misleading.

         J. Validity of the Agreement. All corporate action and proceedings required to be taken by Genesis in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by Genesis, and constitutes a valid and binding obligation of Genesis. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Genesis's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Genesis is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

         K. Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Motor and the Sellers according to their terms, and that at the time of such execution and delivery, the Sellers will have

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         acquired  good,  marketable  title in and to the Genesis  Common Shares acquired pursuant hereto, free and clear of all liens and encumbrances.

         L. Access to Books and Records. Motor and Sellers will have full and free access to Genesis's books and records during the course of this transaction prior to and at the Closing.

         M.  Genesis  Financial  Statements.   At or before the Closing, Genesis
         will provide Motor with recent financial statements.

         N. Genesis Financial Condition. As of the Closing, Genesis will have $600,000 in assets and $586,000 of liabilities.

         O. Stockholder Approval. Immediately upon the signing of the Agreement, Genesis will submit to its stockholders by meeting or consent the matters described in section VII(B)(1) herein, if required to do so under Nevada Corporate Law. Hudson Consulting Group, Inc. agrees that it will vote all of its Genesis shares in favor of all items submitted to Genesis stockholders in accordance with the Agreement.

V.       Term.   All representations, warranties,  covenants and agreements made herein and in the exhibits attached hereto shall survive the execution and delivery of the Agreement and payment pursuant thereto.

VI. The Genesis Shares. All of the Genesis Common Shares shall be validly issued, fully-paid and non-assessable shares of Genesis Common Stock, with full voting rights, dividend rights, and the right to receive the proceeds of liquidation, if any, as set forth in Genesis' Articles of Incorporation.

VII.     Conditions Precedent to Closing.

         A. The obligations of Motor and Sellers under the Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

               1. That Genesis' representations and warranties contained herein shall be true and correct at the time of the closing date as if such representations and warranties were made at such time;


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              2.  That  Genesis  and its  management  shall  have  performed  or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by them prior to or at the time of Closing;

              3. That Genesis' stockholders, by proper and sufficient vote, shall have properly approved all of the matters described in Section VII(B)(1) herein, if required to do so under Nevada Corporate Law; and

         B. The obligations of Genesis under the Agreement are subject to the fulfillment, before or at or after the Closing, of each of the following conditions:

              1. That Genesis stockholders, by proper and sufficient vote, shall have approved the Agreement and the transactions contemplated hereby and shall have approved such other changes as are consistent with the Agreement, if required to do so under Nevada Corporate Law;

              2. That Motor's and Sellers' representations and warranties contained herein shall be true and correct at the time of Closing as if such representations and warranties were made at such time; and

              3. That Motor and Sellers shall have performed or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by them before or at the time of Closing;

              4. That Sellers and Genesis jointly and severally indemnify and hold harmless Genesis' former officers, directors, agents and affiliates against any claims or liabilities, including reasonable attorney's fees and other reasonable defense costs incurred in defending such claims or liabilities, arising from or relating to any material misrepresentation or omission in the Agreement.

VIII.    Termination.   The Agreement may be terminated at any time before or a
         Closing by:

         A.  The mutual written agreement of the parties;

         B.  Any party if:


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              1. Any provision of the  Agreement  applicable to a party shall be materially untrue or fail to be accomplished.

              2. Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of the Agreement.

Upon termination of the Agreement for any reason set forth in this paragraph, each party shall bear all of its own costs and expenses, and no party shall be liable to any other.

IX. Exhibits. All Exhibits attached hereto are incorporated herein by this reference as if they were set forth here in their entirety.

X. Miscellaneous Provisions. This Agreement is the entire agreement between the -------------------------parties in respect of the subject matter hereof, and there are no other agreements, written or oral, concerning such subject matter. The Agreement shall not be modified or amended except in a writing executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement will be binding on, and inure to the benefit of, any and all successors, assigns, heirs, administrators, representatives, or trustees of the parties to this Agreement.

XI. Closing. The Closing of the transactions contemplated by the Agreement ("Closing") shall take place at 1:00 p.m. Central Time on April 6, 1999. The Closing shall occur at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101 or such other place as the parties hereto shall agree upon. At the Closing, all of the documents, payments, and items referred to herein shall be exchanged. Facsimiles of signatures and documents shall be accepted by all parties as originals.

XII. Post-Closing: Form 10 or Form 10-SB. As soon as practical after Closing and after Genesis meets the initial listing requirements for the NASDAQ Small Cap market, Genesis will prepare, file, and use its best efforts to have declared effective, a Form 10 or Form 10-SB Registration Statement with the U.S.
         Securities and Exchange Commission.

XIII. Governing Law. The Agreement shall be governed by and construed in accordance with the local laws of the State of Nevada.

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XIV.     Counterparts.  The  Agreement  may be executed in  duplicate  facsimile counterparts,  each of which shall be deemed an original  and  together
         shall  constitute  one  and  the  same  binding  Agreement,   with  one
         counterpart being delivered to each party hereto.

XV. No Reverse Stock Splits. All the parties to the Agreement hereby agree, and represent and warrant to all the other parties in order to induce them to enter into the Agreement, that no reverse split of either Motor's or Genesis' common stock will occur, or will be allowed, assented to, encouraged by, or voted for by any of the parties hereto, for a period of 30 months after the Closing Date.

         IN WITNESS WHEREOF, the parties hereto have placed their signatures as of the date and year above first written.

GENESIS CAPITAL CORPORATION OF NEVADA

By:                     /s/
         Name: Reginald Davis
         Title: President

MOTOR SPORTS ON DIRT, INC.

By:                     /s/
         Name: Donald Walker
         Title: President

SELLERS:

                          /s/
First Walker Family Trust, Shareholder,
Sally J. Rogers, Trustee

                          /s/
Arnon O'Brien

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